SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permited by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (section mark) 240.14a-11(c) or (section mark) 240.14a-12

Texfi Industries, Inc. (Name of Registrant as Specified In Its Charter)
----------------------------------

        Dane L. Vincent, Vice President of Finance, 5400 Glenwood Avenue
             Suite 215 Raleigh, North Carolina 27612 (919) 783-4736
             ------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)   Title of each class of securities to which transaction applies:

              -----------------------------

         2)   Aggregate number of securities to which transaction applies:

              -----------------------------


         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

              -----------------------------


         4)   Proposed maximum aggregate value of transaction:

              -----------------------------

         5)   Total Fee Paid:


              -----------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)    Amount Previously Paid:

              -----------------------------

        2)    Form, Schedule or Registration Statement No.:

              -----------------------------

        3)    Filing Party:

              -----------------------------

        4)    Date Filed:

              -----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         Notice is hereby given that the Annual Meeting of Stockholders of Texfi Industries, Inc. (the "Company") will be held at The Sheraton New York Hotel and Towers, 811 7th Avenue, New York, New York on March 18, 1998, at 10:30 a.m., for the following purposes:

         (1) To elect two Class II nominees to the Board of Directors, each to serve a three-year term until the 2001 Annual Meeting of Stockholders, and to elect one Class III nominee to the Board of Directors to serve a one-year term until the 1999 Annual Meeting of Stockholders;

         (2) To consider ratification of the selection of Ernst & Young LLP as independent auditors for the fiscal year ending October 30, 1998;

         (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on January 19, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

         Your attention is directed to the accompanying Proxy Statement.

                       By Order of the Board of Directors


                                            Richard C. Hoffman
                                            Secretary



Raleigh, North Carolina
February 6, 1998

                             TEXFI INDUSTRIES, INC.
                         5400 GLENWOOD AVENUE, SUITE 215
                          RALEIGH, NORTH CAROLINA 27612

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Texfi Industries, Inc. (the "Company") for the Annual Meeting of Stockholders to be held at The Sheraton New York Hotel and Towers, 811 7th Avenue, New York, New York on March 18, 1998, at 10:30 a.m. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to stockholders was February 6, 1998.

         Any stockholder who executes and returns the accompanying proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending and voting in person. All shares represented by valid proxies received pursuant to the solicitation and prior to the meeting and not revoked before they are exercised will be voted, and, if a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with such specification.

         Only stockholders of record at the close of business as of January 19, 1998 will be entitled to notice of and to vote at the Annual Meeting of Stockholders. On such date, the Company had 8,859,098 outstanding shares of Common Stock, par value $1.00 per share; there are no other voting securities. Each share is entitled to one vote.

                              SECURITY OWNERSHIP OF
                            CERTAIN BENEFICIAL OWNERS

        The following table sets forth each person or entity that may be deemed to have beneficial ownership of more than five percent of the Company's outstanding stock:

NAME AND ADDRESS                    AMOUNT AND NATURE OF               PERCENT
OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP               OF CLASS

Chadbourne Corporation (1)          2,039,200 (2)                        23.0
1430 Broadway, 13th Floor
New York, N. Y. 10018

Polysindo Hong Kong Limited         1,024,928                            11.6
1513 Word Finance Centre
North Tower Harbor City
19 Canton Rd, Tsimshatsui
Kowloon Hong Kong

                               2


NAME OF AND ADDRESS                 AMOUNT AND NATURE OF             PERCENT
OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP             OF CLASS

Dimensional Funds                       445,700 (3)                    5.0
  Advisors Inc.
1299 Ocean Avenue
11th Floor
Santa Monica, CA  90401

(1)     According to information supplied to the Company by Chadbourne
        Corporation ("Chadbourne"), Halton House Ltd. c/o Coutts & Co. (Bahamas)
        Ltd., P. O. Box N7788, West Bay Street, Nassau, Bahamas ("Halton Ltd.")
        owns all of the outstanding capital stock of Chadbourne. The Halton
        Declaration of Trust ("Halton Trust") owns beneficially ninety percent
        (90%) of the outstanding capital stock of Halton Ltd. The trustee of Halton Trust is Coutts & Co. (Bahamas) Ltd. All powers with respect to investment or voting of securities beneficially owned by Halton Trust are exercisable by Bahamas Protectors, Ltd., protector under the constituent instruments of Halton Trust. The business address of Bahamas
        Protectors, Ltd. is Charlotte House, Charlotte Street, P.O. Box N-341,
        Nassau, Bahamas. Richard L. Kramer, Chairman of the Board of Directors of the Company, and William L. Remley, Vice Chairman of the Board of
        Directors and Chief Executive Officer of the Company, are directors and executive officers of Chadbourne and of Halton Ltd. Mentmore Holdings
        Corporation provides management and consulting services to companies in which Chadbourne is invested. Messrs. Remley and Kramer are directors and executive officers of Mentmore Holdings Corporation.

(2) Ownership as of January 19, 1998, according to information supplied by Chadbourne, includes 600,000 shares of Common Stock that Chadbourne has the right to purchase under presently exercisable stock options granted pursuant to a Stock Option Purchase Agreement dated May 24, 1994 between
        Chadbourne and the Company. Chadbourne's beneficial ownership has been calculated by treating these shares as outstanding shares of the Company's Common Stock.

(3) Ownership as of December 31, 1997, according to information supplied to the Company by Dimensional Fund Advisors Inc. ("Dimensional").
        Dimensional has indicated that (i) the shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group
        Trust, investment vehicles for qualified employee benefit plans, (ii)
        Dimensional serves as investment manager to all of the above entities,
        (iii) Dimensional may be deemed to exercise sole voting power as to 337,200 shares and sole dispositive power as to 445,700 shares and (iv)
        Dimensional disclaims beneficial ownership of all such shares.


                                       3




                        SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth-certain information with respect to the beneficial ownership of the Company's Common Stock as of January 19, 1998.


NAME OF DIRECTOR,                   AMOUNT AND NATURE OF               PERCENT
NOMINEE OR EXECUTIVE OFFICER        BENEFICIAL OWNERSHIP (1)           OF CLASS
--------------------------------------------------------------------------------
Richard L. Kramer                              -0-    (2)(3)              *
William L. Remley                           181,471  (2)(3)(4)           2.0
Richard C. Hoffman                             -0-      (2)               *
Joel J. Karp                                   -0-      (2)               *
Michael D. Schenker                            -0-      (2)               *
Andrew J. Parise, Jr.                       154,191     (5)              1.7
Gerald A. Rubinfeld                           9,500     (6)               *
Dane L. Vincent                               6,596     (7)               *

All Directors, Nominees and
Executive Officers as a Group (11 Persons)  386,827 (2)(8)               4.4
        *Represents less than 1%.


 (1) Unless otherwise indicated, the persons named own all shares of record and the beneficial ownership consists of sole voting power and sole investment power.

 (2)    Does not include shares allocated pursuant to the Directors' Deferred
        Stock Compensation Plan as to which participants have no rights as stockholders. See "Director Compensation."

 (3)    Does not include any of the shares beneficially owned by Chadbourne
        (2,039,200). Messrs. Remley and Kramer are directors and executive officers of Chadbourne.

 (4) Includes 150,000 shares of Common Stock that Mr. Remley has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be deemed to be beneficially owned by him.

 (5) Includes 75,000 shares of Common Stock that Mr. Parise has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be deemed to be beneficially owned by him.

 (6) Includes 3,500 shares of Common Stock that Mr. Rubinfeld has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be deemed to be beneficially owned by him.

                                       4


(7) Includes 2,000 shares of Common Stock that Mr. Vincent has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be deemed to be beneficially owned by him.

 (8) Includes (i) 233,500 shares that officers and directors have the right to purchase under presently exercisable stock options granted to them by the Company, which shares may be deemed to be beneficially owned by said persons. The percentage of beneficial ownership treats as outstanding the amount of the Company's Common Stock that directors and officers have a right to acquire through the presently exercisable stock options.


                            SECTION 16(A) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

        Under federal securities laws, the Company's directors, its executive officers, and any persons holding more than 10 percent of the Company's stock are required to report their ownership of the Company's stock, as well any changes in that ownership, to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure during fiscal year 1997 to file such reports in a timely fashion. All of these filing requirements were satisfied by its directors, officers and 10 percent stockholders, except that
(a) Messrs. Parise, Rubinfeld and Vincent, who were granted non-qualified stock options under the Company's 1987 Stock Option Plan during 1997 and (b) Messrs.
Hoffman, Karp, Kramer, Remley and Schenker, who deferred receipt of shares of the Company's Common Stock earned as a Director of the Company, did not file
Form 5s reporting these grants with the Securities and Exchange Commission within 45 days of the end of the Company's fiscal year. In making this statement, the Company has relied on the written representations of its directors, officers and 10 percent stockholders and copies of the reports that they have filed with the Securities and Exchange Commission.


                              ELECTION OF DIRECTORS

        The Certificate of Incorporation of the Company currently provides that the number of directors shall be not less than six nor more than fifteen, as established from time to time by the Board of Directors of the Company. The
Board of Directors has determined that, effective as of the time of the 1998
Annual Meeting of Stockholders, the number of directors will be six. The
Certificate of Incorporation also provides for a classified Board of Directors of three classes, as nearly equal in number as possible, with one class of directors to be elected at each annual meeting for a term of three years.

        In accordance with the classification of the Board, the members of Class
II of the Board of Directors (the "Class II Directors") are to be elected at this Annual Meeting to serve three-year terms until the annual meeting of stockholders in 2001. The Board of Directors has nominated Joel J. Karp and
Andrew J. Parise for reelection by the stockholders as the members of Class II of the Board of Directors.


                                       5




        John D. Mazzuto, a member of Class III of the Board of Directors, resigned on July 31, 1997 for personal reasons. At a special meeting of the Board of Directors held on September 16, 1997, the Board elected Michael D.
Schenker to fill the vacancy created by Mr. Mazzuto's resignation. The Board of Directors seeks stockholder ratification of this action by nominating Michael D.
Schenker for election as a member of Class III of the Board of Directors to serve until the 1999 Annual Meeting of Stockholders.

        A plurality of the shares of Common Stock of the Company voted at the meeting is required to elect the nominated individuals to Class II and Class III of the Board of Directors. Broker nonvotes do not have the effect of a vote against the nominees.

         The persons named in the accompanying proxy intend to vote the shares represented by the proxy for the election of the three nominees named below, except as otherwise specified by the proxy. In the event that any of the nominees should not be available to serve for any reason, the proxy holders may vote for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees named below will be unavailable to serve as a member of the Board of Directors.

         The Board of Directors will consider qualified candidates recommended by stockholders for nomination to the Board. In order for a candidate recommended by a stockholder to be considered as a nominee at the next annual meeting, the name of such candidate, together with a written description of the candidate's qualifications, must be received at the Company's principal executive offices on or before October 9, 1998.

        The following information is furnished with respect to the nominees and the directors continuing in office:

                               CLASS II DIRECTORS
          -NOMINEES FOR ELECTION FOR THREE-YEAR TERMS EXPIRING WITH THE
                             ANNUAL MEETING IN 2001


                             Principal Occupation                                                 Director
Name, Age                    For Past Five Years                                                  Since
----------------------------------------------------------------------------------------------------------
Joel J. Karp                 Senior Tax Partner and President, Karp & Genauer, P.A.,               1997
    58                       Attorneys-at-Law, Coral Gables, Florida (1994-present);
                             Senior Tax Partner and Director, Paul, Landy,
                             Beiley & Harper, P.A., Attorneys-at-Law, Miami,
                             Florida (1987-1994).

Andrew J. Parise, Jr.        President and Chief Operating Officer (1994-present);                 1995
        50                   President, Finished Fabrics Division (1992-1994);
                             Executive Vice President, Texfi Blends Division
                             (1990-1992).

                                       6



                               CLASS III DIRECTOR
             - CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING IN 1999

                             Principal Occupation                                                 Director
Name, Age                    For Past Five Years                                                  Since
-------------------------------------------------------------------------------------------------------
Richard L. Kramer            Chairman of the Board (1994-present); Chairman,                       1994
       48                   Mentmore Holdings Corporation (corporate acquisitions
                             and management) (1989-present); Chairman, Sunderland
                             Industrial Holdings Corp. (plastics manufacturing) (1989-
                             present); Chairman, Republic Properties Corporation (real
                             estate development) (1989-present); Chairman, CPT Holdings,
                             Inc. (steel manufacturing) (1992-present); Chairman, Weldotron
                             Corporation (machinery manufacturing) (1994-present); Chairman, Orion Acquisition
                             Corp. II  (acquisition pool) (1995-present);
                             Chairman, Stellex Industries, Inc. (Aerospace, Defense, and Space systems and components manufacturer) (1997-present); Chairman, Precise Technology, Inc. (plastic injection molder) (1990-present).

                               CLASS III DIRECTOR
 -NOMINEE FOR ELECTION FOR A ONE-YEAR TERM EXPIRING WITH THE ANNUAL
                                 MEETING IN 1999

                             Principal Occupation                                                 Director
Name, Age                    For Past Five Years                                                  Since
-------------------------------------------------------------------------------------------------------
Michael D. Schenker          President and shareholder, Michael D. Schenker Co.,                   1997
       44
                             L.P.A.,(law practice),(1997 to present); Vice President
                             and General Counsel, Mentmore Holdings Corporation
                             (1997 to present); Partner and member of the
                             Executive Committee, Kelley, McCann & Livingstone,
                             Attorneys-at-Law, Cleveland, Ohio (1996-1997);
                             Partner, Kelley, McCann & Livingstone,
                             Attorneys-at-Law, Cleveland, Ohio (1985-1997).


                                CLASS I DIRECTORS
             - CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING IN 2000

                             Principal Occupation                                                 Director
Name, Age                    For Past Five Years                                                  Since
----------------------------------------------------------------------------------------------------------
Richard C. Hoffman           President and Principal, Richard C. Hoffman, P.C., Attorney           1997
        50                   at-Law, Dallas, Texas and Greenwich, Connecticut (1988-
                             present); Vice President Mentmore Holdings
                             Corporation (1997 to present); President and
                             Director, InterUrban Management, Inc. (real estate)
                             (1991-1996); Partner and Member of the Management
                             Committee, Rubinstein & Perry, Attorneys-at-Law,
                             Dallas, Texas (1988-1993); Director, Weldotron
                             Corporation (machinery manufacturing)
                             (1994-present); Director, Orion Acquisition Corp.
                             II (acquisition pool)(1996-present).

                                       7


William L. Remley            Chief Executive Officer and Vice Chairman of the Board                1994
       47                    (1994-present); President, Mentmore Holdings Corporation
                             (corporate acquisitions and management) (1989-present);
                             President, CPT Holdings, Inc. (steel manufacturing) (1992-
                             present); President, Sunderland Industrial Holdings Corp.
                             (plastics manufacturing) (1989-present); Director, Republic
                             Properties Corporation (real estate development) (1992-present);
                             President, Weldotron Corporation (machinery manufacturing)
(1994-present); Director Orion Acquisition Corp. II (acquisition pool)
                             (1995-present); President, CEO and Director,
                             Stellex Industries, Inc. (Aerospace, Defense, and
                             Space systems and components manufacturer)
                             (1997-present); Vice-Chairman, Treasurer and
                             Director, Precise Technology, Inc. (plastic
                             injection molder) (1990-present).

                             Directors Meetings and Committees

        During the fiscal year ended October 31, 1997, the Board of Directors held a total of six regular and special meetings, including telephone conference meetings. Each director attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which he served. The Board of Directors of the Company has a standing Executive Committee, Audit Committee,
Compensation and Stock Option Committee and Nominating Committee. John D.
Mazzuto, a member of the Board of Directors, resigned on July 31, 1997 for personal reasons. At a special meeting of the Board of Directors held on September 16, 1997, the Board elected Michael D. Schenker to fill the board vacancy created by Mr. Mazzuto's resignation. In addition, to fill the board committee vacancies created by Mr. Mazzuto's resignation, the Board of Directors appointed Mr. Hoffman to serve on the Executive Committee and as chairman of the Compensation and Stock Option Committee and Mr. Karp was appointed to the Compensation and Stock Option Committee.

        The Executive Committee may exercise the authority of the Board of Directors in the management and business affairs of the Company in the interim periods between regular and special meetings of the full Board; except that the Executive Committee may not amend the Company's Certificate of Incorporation;
adopt an agreement of merger or consolidation; recommend to stockholders the sale, lease or exchange of all or substantially all of the Company's property or assets; recommend to stockholders a dissolution of the Company or a revocation of a dissolution; amend the bylaws of the Company; declare a dividend; authorize the issuance of stock; fill vacancies on the Board of Directors or any of its committees; authorize or approve the reacquisition of shares of capital stock of the Company, except according to a formula or method prescribed by the Board of Directors; approve or propose to stockholders action that the General
Corporation Law of Delaware requires be approved by stockholders; change the principal corporate office of the Company; appoint or remove officers of the Company; or fix the compensation of directors. The Executive Committee met seven times during fiscal 1997. Its members are Messrs.
Remley (Chairman), Hoffman, and Parise.

                                       8


        The Audit Committee confers with the Company's independent auditors and reviews both the scope of the auditing of the Company's books and accounts and the reports submitted by the auditors thereafter. The Committee also reviews, with the independent auditors and appropriate Company personnel, procedures and methods employed in connection with the Company's management policies relating to internal controls. The Committee makes reports to the Board from time to time. The Audit Committee met once during fiscal year 1997. Its members are Messrs. Karp (Chairman), Kramer and Hoffman.

        The Nominating Committee makes recommendations to the Board with respect to candidates for membership on the Board.  Its members are Messrs. Hoffman and Parise.

        For information about the Compensation and Stock Option Committee see "Compensation and Stock Option
Committee Report on Executive Compensation."

                             EXECUTIVE COMPENSATION

         The following information relates to all compensation awarded to, earned by or paid pursuant to a plan or otherwise, to (i) the Chief Executive
Officer of the Company (the "CEO"), and (ii) all executive officers, other than the CEO, who were serving as executive officers of the Company on October 31, 1997 and whose compensation for the fiscal year ended October 31, 1997 exceeded
$100,000. The above-referenced persons are referred to herein as the Named
Executive Officers.

        The following information does not reflect any compensation earned by the Named Executive Officers subsequent to October 31, 1997, unless otherwise indicated. Any such compensation earned and paid to the Named Executive Officers during fiscal 1998 will be recorded in the proxy statement for the Company's
1999 Annual Meeting of Stockholders.

Summary Compensation Table

        The following table sets forth for the Named Executive Officers for each of the last three fiscal years annual compensation amounts as indicated by the applicable table headings. Annual Compensation, columns (c), (d) and (e), includes base salary and bonus earned during the year covered and, if applicable, other annual compensation not properly categorized as salary or bonus.

                                       9





                                                                        Long Term Compensation
-----------------------------------------------------------------------------------------------------
                                        Annual Compensation                Awards           Payouts
--------------------- -------- ----------------------------------- ------------------------ --------- ---------------
--------------------- -------- ---------- --------- -------------- ----------- ------------ --------- ---------------

        (a)             (b)       (c)       (d)          (e)          (f)          (g)        (h)          (i)

                                                        Other      Restricted  Securities                  All
                                                       Annual        Stock     Underlying     LTIP        Other
      Name and        Fiscal    Salary     Bonus    Compensation    Award(s)    Options/    Payouts    Compensation
 Principal Position    Year       ($)      ($)(1)        ($)          ($)         SARs        ($)         ($)(3)
                                                                                   (#)
--------------------- -------- ---------- --------- -------------- ----------- ------------ --------- ---------------

William L. Remley       1997   $145,833(4)    -         (5)              -          -           -          -
Chief Executive Officer 1996    350,000(6)    -       13,297(2)          -          -           -
                        1995    256,250     262,500       -              -      150,000         -          -

Andrew J. Parise, Jr.   1997    343,750       -           -              -      100,000         -         150
President, Chief        1996    300,000       -       11,348(2)          -          -           -         150
Operating Officer       1995    300,000     225,000       -              -       75,000         -         150

Dane L. Vincent         1997    107,500       -           -              -       10,000         -         150
Vice-President, Chief   1996     95,000       -           -              -        8,000         -         150
Financial Officer,      1995     85,000      51,000       -              -          -           -         150
Treasurer

Gerald A. Rubinfeld    1997     198,067       -        2,868(2)          -       15,000         -         150
Division President     1996     180,000      72,000      592(2)          -       14,000         -         150
                       1995     170,000      72,250       -              -          -           -         150

(1) Annual incentive compensation paid pursuant to the Company's Performance Incentive Plan. See "Compensation and Stock Option Committee Report of Executive Compensation."

(2) Represents the dollar value of the difference between the price paid for Common Stock of the Company pursuant to the Company's Executive Stock Purchase Plan and the fair market value of the Common Stock on the date of purchase.

(3) Represents the Company's matching contributions to the Company's 401(k) Retirement and Savings Plan.

(4) This amount includes $83,333 that was paid directly to Mentmore Holdings Corporation as consulting fees for the services rendered by Mr. Remley for the period from October 31, 1996 through March 31, 1997.

(5) The Company paid $825,135 to Mentmore Holdings Corporation as management and consulting fees for services rendered primarily by Messrs. Remley and Kramer in their capacities as officers of Mentmore Holdings Corporation during the period from March 18, 1997 through October 31, 1997.

(6) This amount includes $200,000 that was paid directly to Mentmore Holdings Corporation as consulting fees for services rendered by Mr. Remley.

Stock Options

         The following table provides details regarding stock options granted to the Named Executive Officers during fiscal year 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                               Potential Realizable Value at
                                                                                 Assumed Annual Rates of
                                                                                   Stock Appreciation for
                                                                                       Option Term (3)
                                                                               -----------------------------
(a)                         (b)                (c)           (d)               (e)          (f)         (g)
                          Number of       % of Total
                         Securities         Options        Exercise
                         Underlying       Granted to        or Base
                           Options       Employees in        Price         Expiration      5%($)       10%($)
Name                       Granted        Fiscal Year      ($/share)          Date
------------------------------------------------------------------------------------------------------------
Andrew J. Parise, Jr.(1)  100,000          54.05              4.125        4-1-2007       279,000     689,000

Gerald A. Rubinfeld (2)    15,000           8.11              3.875       3-11-2007        16,050      35,400

Dane L Vincent (2)         10,000           5.41              3.875       3-11-2002        10,700      23,600


(1) Nonqualified stock options granted under the Company's 1987 Stock Option Plan. One-quarter of the options become exercisable on April 1, 1998, one-quarter will become exercisable on April 1, 1999, one-quarter will become exercisable on April 1, 2000 and the remainder will become exercisable on April 1, 2001.
(2) Nonqualified stock options granted under the Company's 1987 Stock Option Plan. One-quarter of the options become exercisable on March 11, 1998, one-quarter will become exercisable on March 11, 1999, one-quarter will become exercisable on March 11, 2000 and the remainder will become exercisable on March 11, 2001.
(3) As required by Securities and Exchange Commission, the amounts shown assume a 5% and 10% annual rate of appreciation on the market price of the Company's Common Stock from the date of grant throughout the option term. The market price of the Company's Common Stock on March 31, 1997, the close of business preceding the date of grant for options to Mr. Parise was $4.00. The market price of the Company's Common Stock on March 10, 1997, the close of business preceding the date of grant for options to Messrs. Vincent and Rubinfeld was $3.875. There can be no assurance that the rate of appreciation assumed for purposes of this table will be achieved. The actual value of the stock options to the Named Executive Officers and all optionees as a group will depend on the future price of the Company's Common Stock.

         The following table shows the number of shares subject to unexercised options held by the Named Executive Officers as of fiscal year-end. The table divides such unexercised options into those that were exercisable as of fiscal year-end and those which were not. At the end of fiscal 1997, Mr. Remley had 150,000, Mr. Parise 175,000, Mr. Rubinfeld 29,000 and Mr. Vincent 18,000 of these options "in-the-money", which are options with a positive spread between the fiscal year-end market price of the underlying Common Stock and the exercise price of such stock options. On October 31,1997, the end of the fiscal year, the closing sales price of the Common Stock was $5 per share. No options were exercised by the Named Executive Officers during fiscal 1997.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE TABLE

                         Number of Securities Underlying
                   Unexercised Options at Fiscal Year-End (#)

Name                                   Exercisable                Unexercisable
--------------------------------------------------------------------------------
William L. Remley                        150,000                       -

Andrew J. Parise, Jr.                     75,000                    100,000

Gerald A. Rubinfeld                        3,500                     25,500

Dane L. Vincent                            2,000                     16,000

Director Compensation

         The Company entered into an informal month-to-month consulting and management services arrangement with Mentmore Holdings Corporation, under which the Company paid $112,500 per month plus out of pocket expenses to Mentmore Holdings Corporation, effective April 1, 1997, for services rendered primarily by Messrs. Remley and Kramer in their capacities as officers of Mentmore Holdings Corporation. Under such arrangement, the Company paid Mentmore Holdings Corporation an additional $37,635 for the period March 18, 1997 through March 31, 1997.

         Each director who is not also a full-time employee of the Company receives an annual director's fee of $15,000. In addition, each such director receives a meeting fee of $500 for each meeting of the Board of Directors and of any committee thereof that he attends. Directors who are full-time employees receive no additional compensation for serving as directors or as committee members.

         Effective July 14, 1989, the Company adopted the Directors' Deferred Stock Compensation Plan, which permits directors of the Company who are not full-time employees to defer receipt of directors' fees and to receive such fees in the form of Common Stock after termination of their service as directors. On the first business day of each quarter, directors' fees for the previous quarter are credited to each participant's account as shares of Common Stock based upon the market value of the Common Stock on that day. A distribution of the Common Stock based on the number of shares credited to the participant's account will be made to the participant or his beneficiary upon his ceasing to be a director. Until such distribution, a participant has no rights as a stockholder with respect to shares credited to his account. Messrs. Hoffman, Karp, Kramer, Remley, and Schenker are currently the directors eligible to participate under the plan and have elected to do so. Allocations in the aggregate of 26,944 shares have been made under the plan. Board members have received aggregate allocations as follows Mr. Hoffman, 2,913 shares; Mr. Karp, 2,413 shares; Mr. Kramer, 16,665 shares; Mr. Remley, 4,485 shares; and Mr. Schenker, 468 shares.

                  COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT OF EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is comprised of nonemployee directors. The Committee's purpose is to review and make recommendations to the Board concerning the base salary of the Chief Executive Officer and to review and approve the recommendations of the Chief Executive Officer concerning the salaries of other corporate and divisional executives. The Committee also reviews and recommends Board action on all forms of nonsalary executive compensation and administers the Company's stock-based incentive plans pursuant to the terms of the respective plans. It is the responsibility of the Committee to review continuously the general compensation philosophy of the Company, the elements of its compensation program, the specifics of each element, the goals and measurements used in the program and the results of the program as compared to the philosophy.

The members of the Committee are Richard C. Hoffman, Chairman, and Joel J. Karp. The Committee met six times during fiscal year 1997. Mr. Mazzuto served as Chairman of the Committee until his resignation from the Company on July 31, 1997.

Overall Compensation Philosophy

         In June of 1994, the Committee developed a compensation policy for executive management below the role of Chief Executive Officer. This policy would require the Company to attract and retain highly talented and motivated individuals responsible for developing and pursuing new strategies. Accordingly, the Committee began reanalyzing the Company's compensation policies with its ultimate objectives being to attract and retain the best possible executive talent and to motivate each executive to achieve both the goals inherent in the Company's business strategy and results that the Company's stockholders view as positive.

         In March 1997, the then members of the Committee, Messrs. Mazzuto and Hoffman, recognized that the Company over the next five years would be faced with the task of transforming itself into the premier source of specialty fabrics. The skills necessary to successfully complete this transformation would include teamwork focus, customer relations, management, strategic thought processes, shareholder and investor relations and investment banking. In evaluating the possible alternatives to the Company to obtain these skills, the Committee determined that the most advantageous path to take was to turn to Mentmore Holdings Corporation, and primarily Messrs. Remley and Kramer. The Company entered into an informal month-to-month consulting and management services arrangement with Mentmore Holdings Corporation, under which the Company paid $112,500 per month plus out of pocket expenses to Mentmore Holdings Corporation, effective April 1, 1997, for services rendered primarily by Messrs. Remley and Kramer in their capacities as officers of Mentmore Holdings Corporation. Under such arrangement, the Company paid Mentmore Holdings Corporation an additional $37,635 for the period March 18, 1997 through March 31, 1997.

Base Salaries.

         The Committee authorized an employment contract with Mr. Remley, effective as of April 1, 1995, pursuant to which Mr. Remley agreed to serve as CEO for a term of two years at a base salary of $350,000, $200,000 of which would be paid directly to Mentmore Holdings Corporation as consulting fees. Based upon the advice of a consultant, Mr. Remley's base salary was set at approximately the 50th percentile of a marketplace of over 400 public companies (the "Marketplace") using an evaluation system that gave consideration to the revenue differences among such companies. Under this arrangement which expired on March 31, 1997, Mr. Remley received $62,500 in salary and Mentmore Holdings Corporation received $83,333 as consulting fees in 1997.

         Following an evaluation of Mr. Parise in 1994 and in view of his new responsibilities as President and Chief Operating Officer ("COO") in developing and implementing new strategies for the Company, the Committee approved a three-year employment agreement with Mr. Parise commencing on November 1, 1994 that provided for a base salary of $300,000 per year. On April 1, 1997 this employment agreement was replaced with a new three-year employment agreement which provided for a base salary of $375,000 per year. The base salaries of other executive officers named in the Summary Compensation Table were established as recommended by the CEO.

Annual Incentive Compensation.

          The Committee emphasizes performance-based elements of executive compensation. During fiscal 1997, the Company had in place a performance incentive plan for 13 senior management employees (excluding the offices of Chief Executive Officer and Chairman), including corporate level executives and division level executives and for 63 division and corporate level management and supervisory salaried employees. The performance incentive plan provides participants with the opportunity to receive bonuses based on operating earnings for the Company and its divisions. Under the Plan, the bonuses of corporate level executives and management are based 100% on the performance of the overall Company and the bonuses of division level executives and management are based 100% on division results. Under the Plan, participants executives were eligible to receive cash bonuses for fiscal 1997 of up to either 75%, 60%, 45%, 25% or 15% of their base salaries depending on their management level. The size of the potential bonuses was set to provide the executives with the opportunity, if the Company achieved its highest targeted increase in operating earnings, to earn total annual cash compensation of approximately the 75th percentile of the compensation of comparable executives in the Marketplace. The only bonuses paid under the Plan during fiscal 1997 were to executives and management and supervisory salaried employees from the Narrow Fabrics and Commission Dye and Finish Divisions.
                                       14

Long-Term Incentive Compensation.

         A principal long-term goal of the Company is to increase the market value of its common stock. To this end, the Committee strives to establish effective ways to provide long-term incentive compensation for executives and link the interests of key employees with those of stockholders through stock-based incentives.

         Stock options covering an aggregate of 185,000 shares of Common Stock were granted to several key corporate and divisional level management employees during fiscal 1997. The grants were established in order to provide the executives with an opportunity to increase their equity stake in the Company

         The Company also maintains an Executive Stock Purchase Plan under which an employee, who receives a cash bonus under the Company's annual performance incentive plans, has the option to invest up to 50% of his bonus in the Common Stock of the Company for a price equal to 85% of the fair market value of the stock. This plan is designed to encourage employees to use their annual incentive compensation payments to increase their long-term incentives through additional equity ownership in the Company.

Compensation and Stock Option Committee

Richard C. Hoffman, Chairman
Joel J. Karp

Compensation Committee Interlocks and Insider Participation

         Mr. Hoffman is a Vice President of Mentmore Holdings Corporation, which, during the fiscal year ending October 31, 1997, provided consulting services to the Company. See "Employment and Other Related Agreements" below.

Performance Graph.

         The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative return of the Standard & Poor's 500 Stock Index and with a peer group index developed by Ernst & Young LLP, assuming reinvestment of dividends.

         The Peer Group index has been constructed by calculating the cumulative total return of the common stock of the following companies: Concord Fabrics Inc., Delta Woodside Industries Inc., Johnston Industries Inc., Springs Industries Inc., Texfi Industries, Inc. and Thomaston Mills Inc.

[The following graph is shown with the following Plot Points:]

--------------------------------------------------------------------------------------------
Value of Initial $100 Investment   Oct-92    Oct-93    Oct-94    Oct-95    Oct-96    Oct-97
--------------------------------   ------    ------    ------    ------    ------    ------
Texfi Industries, Inc.             $100.00    $66.00    $46.00    $40.00    $40.00    $80.00
S & P 500 Index                    $100.00   $114.95   $119.40   $150.97   $187.35   $247.52
Customized Peer Group              $100.00   $109.90   $111.54   $105.07   $108.94   $114.48
--------------------------------------------------------------------------------------------


Texfi Industries,Inc.
Performance Graph Information as of October 31, 1997

--------------------------------------------------------------------------------------------
Annual Return                      Oct-92    Oct-93    Oct-94    Oct-95    Oct-96    Oct-97
--------------------------------   ------    ------    ------    ------    ------    ------
Texfi Industries, Inc.               N/A     (34.00%)  (30.30%)  (13.04%)   0.00%    100.00%
S & P 500 Index                      N/A      14.95%     3.87%    26.44%   24.10%     32.12%
Customized Peer Group                N/A       9.90%     1.49%    (5.80%)   3.68%      5.09%
--------------------------------------------------------------------------------------------

Media General Index Customized Peer Group Index

Concord Fabrics Inc.
Delta Woodside Industries, Inc.
Johnston Industries, Inc.
Springs Industries, Inc.
Texfi Industries, Inc.
Thomaston Mills, Inc.

*Assumes that the value of the investment in Texfi Industries, Inc. common Stock and each index was $100 on October 31, 1992 and that all dividends were reinvested.

Employment and Other Related Agreements

         Effective April 1, 1995, the Company and Mr. Remley entered into an employment agreement with a two-year term under which Mr. Remley served as Vice Chairman of the Board and Chief Executive Officer and received a base salary payable at the annual rate of $350,000, $200,000 of which was paid directly to Mentmore Holdings Corporation as a consulting fee. This agreement expired by its terms on March 31, 1997.

         The Company entered into an informal month-to-month consulting and management services arrangement with Mentmore Holdings Corporation, under which the Company paid $112,500 per month plus out of pocket expenses to Mentmore Holdings Corporation, effective April 1, 1997, for services rendered primarily by Messrs. Remley and Kramer in their capacities as officers of Mentmore Holdings Corporation. Under such arrangement, the Company paid Mentmore Holdings Corporation an additional $37,635 for the period March 18, 1997 through March 31, 1997. The Company anticipates entering into a written agreement with Mentmore for the continuation of these services, subject to any required consents by its credit facility lenders. It is expected that such agreement will provide for a five year term that automatically renews each year and the payment in cash of an annual fee of $1,350,000 payable in monthly installments of $112,500, plus the reimbursement of out of pocket expenses and pro-rata contributions to Mentmore's overhead expenses incurred while rendering such management services to the Company and other entities. In addition, it is expected that such agreement will provide, as additional compensation to Mentmore for its services, for the grant to Mentmore Holdings Corporation of Stock Appreciation Rights or other similar compensation related to the appreciation in value of the Company's Common Stock. Messrs. Remley, Kramer, Schenker and Hoffman are officers of Mentmore.

         Effective November 1, 1994, the Company and Mr. Parise entered into an employment agreement with a term of three years under which Mr. Parise serves as President and Chief Operating Officer and receives a base salary of $300,000 per year. On April 1, 1997 this employment agreement was replaced with a new three-year employment agreement which provided for a base salary of $375,000 per year. The employment agreement provides that Mr. Parise is entitled to participate in the Company's annual incentive bonus plan and other comparable benefit programs provided to senior executive officers. The agreement may be terminated by the Company with or without cause or upon Mr. Parise's death or disability or voluntarily by Mr. Parise upon 60 days notice. If Mr. Parise is terminated without cause, then he is entitled to (i) his base salary for the greater of a six-month period from termination or the remaining term of his employment agreement and (ii) any amounts due under the Company's annual incentive plans. Mr. Parise also is entitled to such payments in the event he voluntarily terminates his employment due to a substantial change in duties. In addition, following any termination of employment that entitles Mr. Parise to the foregoing payments, all outstanding and unexpired stock options that are held by him that are not then exercisable become exercisable for a period of 60 days.

         Effective January 1, 1997, the Company entered into an employment agreement with Mr. Rubinfeld. The term of the employment agreement is three years, and provides for a base salary of $200,000. Pursuant to his agreement, Mr. Rubinfeld will serve as President of the Company's Blends Division. The employment agreement provides that Mr. Rubinfeld is entitled to participate in the Company's annual incentive bonus plan and other comparable benefit programs provided to senior executive officers. The agreement may be terminated by the Company with or without cause or upon Mr. Rubinfeld's death or disability or voluntarily by Mr. Rubinfeld upon 60 days notice. If he is terminated without cause, then he is entitled to (i) his base salary for the greater of a six-month period from termination or the remaining term of his employment agreement and
(ii) any amounts due under the Company's annual incentive plans. In addition, following any termination of employment that entitles Mr. Rubinfeld to the foregoing payments, all outstanding and unexpired stock options that are held by him that are not then exercisable become exercisable for a period of 60 days.

                              CERTAIN TRANSACTIONS

         On December 18, 1997, the Company sold its interest in Rival Sport, LLC., ("Rival"),a startup joint venture between the Company and NHL Enterprises organized to market branded hockey-related apparel, to Clarendon Holdings, LLC, ("Clarendon") an affiliate of Messrs. Remley and Kramer. In exchange for the Company's 50% ownership interest in Rival, the Company received a ten-year single balloon payment note from Clarendon due December 15, 2007, for approximately $4.5 million, which bears interest at 5% per annum. The note provides for mandatory prepayment(s) when Clarendon receives a cash distribution
(s) from Rival pursuant to the terms of the operating agreement governing Rival or in the event Clarendon declares bankruptcy or fails to make a payment when due under the note. The face amount of the note represents the Company's net investment in Rival on the date of sale. The start up of Rival required the Company to invest approximately $6.1 million from its inception in February 1997 through the date of sale. With the prospects of significant future cash requirements from the Company until such time as Rival emerges as a positive generator of cash, the management and Board of Directors felt that it would be in the Company's best interest to sell its ownership interest in Rival since Rival did not represent a core business of the Company and did not meet the Company's objectives of expanding its woven synthetic fabrics business.

         Messrs. Remley, Kramer, Hoffman and Schenker are officers of Mentmore Holdings Corporation, which shares office space in New York with the Company's President and marketing office. As of October 31, 1997, Mentmore Holdings Corporation was indebted to the company for $147,860 representing its portion of office expenses.

                              INDEPENDENT AUDITORS

         The Board of Directors has selected the accounting firm of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending October 30, 1998. This selection is being presented to the stockholders for their ratification at the Annual Meeting. The Board of Directors recommends a vote FOR ratification of the selection of Ernst & Young LLP as independent auditors.

         A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders, will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                          PROPOSALS OF SECURITY HOLDERS

         A proposal of a security holder of the Company intended to be presented at the next Annual Meeting of Stockholders must be received at the Company's principal executive offices on or before October 2, 1998 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

         Management is not aware of any matters to be brought before the Annual Meeting other than those matters described in this Proxy Statement. However, if other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgment on such matters.

         The cost of this solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegram, by directors, officers and employees of the Company or by
D. F. King & Co., Inc. of New York, New York, which will assist in the solicitation of proxies. D. F. King & Co., Inc. is being paid a fee of $6,000 for these services.

By Order of the Board of Directors
February 6, 1998

                             TEXFI INDUSTRIES, INC.

        This Proxy is Solicited on Behalf of the Board of Directors.

         The undersigned hereby appoints Richard L. Kramer and Richard C. Hoffman, or either of them, with power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of TEXFI INDUSTRIES, INC. to be held on March 17, 1998, and at any adjournment or adjournments thereof, with all power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as follows:

(1)     ELECTION OF DIRECTORS (CLASS II)

        FOR all nominees           WITHHOLD AUTHORITY
        listed below               to vote for all
        (except as marked          nominees listed
        to the contrary            below
        below)

        Joel J. Karp, Andrew J.Parise, Jr.

        ELECTION OF DIRECTORS (CLASS III)

        FOR the nominee            WITHHOLD AUTHORITY
        listed below               to vote for the
        (except as marked          nominee listed
        to the contrary            below
        below)

        Michael D. Schenker

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)


--------------------------------------------------------------------------------
(2)     PROPOSAL TO RATIFY SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT
        AUDITORS.

               FOR  [ ]       AGAINST  [ ]      ABSTAIN [ ]

(3) With discretionary authority upon such other matters as may come before the meeting.


                 (Continued, and to be signed on reverse side)

                  Please Sign on Reverse Side and Return in the
                         Enclosed Postage-Paid Envelope

Your Proxy May be Rescinded at Any Time Before it is Exercised and Will be Returned to you on Request. If no specification is made above, shares will be voted for Proposals 1,2,3 and 4 above.


                                        PLEASE SIGN HERE AND RETURN
                                               PROMPTLY

                                               Dated          , 1998




        Please sign exactly as your name appears at left. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporation officers should show their full titles.